Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Highlights

• Net income of $4.5 million, up $1.8 million, compared to $2.7 million for second quarter of 2020

• Diluted earnings per share of $1.00, up $0.42, compared to $0.58 for second quarter of 2020

• Gain on sale of real estate owned of $1.5 million, compared to none for second quarter of 2020

• Provision for loan losses of ($0.9) million, down $1.2 million from $0.3 million for second quarter of 2020

• Net interest income of $7.7 million, up $0.6 million from $7.1 million for second quarter of 2020

• Net interest margin of 3.27%, down 30 basis points from 3.57% for second quarter of 2020

Year to Date Highlights

• Net income of $7.9 million, up $3.8 million, compared to $4.1 million for first six months of 2020

• Diluted earnings per share of $1.74, up $0.86, compared to $0.88 for first six months of 2020

• Provision for loan losses of ($1.5) million, down $2.3 million from $0.8 million for first six months of 2020

• Gain on sale of real estate owned of $1.5 million, compared to none for first six months of 2020

• Net interest income of $15.1 million, up $1.0 million from $14.1 million for first six months of 2020

• Net interest margin of 3.31%, down 35 basis points from 3.66% for first six months of 2020

Net Income Summary

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net income	$4,528	2,691	$7,946	4,076
Diluted earnings per share	1.00	0.58	1.74	0.88
Return on average assets (annualized)	1.86%	1.29%	1.68%	1.01%
Return on average equity (annualized)	17.18%	11.31%	15.31%	8.65%
Book value per share	$23.24	20.29	$23.24	20.29

ROCHESTER, MINNESOTA, July 20, 2021 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $981 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $4.5 million for the second quarter of 2021, an increase of $1.8 million, compared to net income of $2.7 million for the second quarter of 2020. Diluted earnings per share for the second quarter of 2021 was $1.00, an increase of $0.42 from the diluted earnings per share of $0.58 for the second quarter of 2020. The increase in net income between the periods was primarily because of a $1.6 million increase in other non-interest income primarily related to a gain that was realized on the sale of real estate owned, a $1.2 million decrease in the provision for loan losses primarily because of the recovery of a previously charged off commercial real estate loan and the reduction of qualitative reserves related to improvements in the economic environment because of the lessened impact of the COVID-19 pandemic, and a $0.6 million increase in net interest income primarily related to the yield enhancements realized on PPP loans that were repaid during the period. These increases in net income were partially offset by a $0.7 million decrease in the gain on sales of loans due to a decrease in mortgage loan originations, a $0.7 million increase in income tax expense as a result of the increase in pre-tax income between the periods, and a $0.3 million increase in non-interest expenses primarily related to an increase in compensation expense.

President’s Statement

“We are pleased to report the positive quarterly financial results that include a gain from the sale of a long term commercial real estate asset, solid loan sale gains from our mortgage loan origination activity, and a credit loan loss provision which reflects the improving economic landscape,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We are also pleased with the asset growth that we experienced over the past year and the positive impact it had on our net interest income.”

Second Quarter Results

Net Interest Income

Net interest income was $7.7 million for the second quarter of 2021, an increase of $0.6 million, or 7.6%, compared to $7.1 million for the second quarter of 2020. Interest income was $8.1 million for the second quarter of 2021, an increase of $0.2 million, or 2.7%, from $7.9 million for the second quarter of 2020. Interest income increased primarily because of the $0.6 million in yield enhancements recognized on PPP loans that were repaid during the period. Interest income also increased because of the $139.4 million increase in the average interest-earning assets between the periods. These increases in interest income were partially offset by a decrease in the average yield earned on interest-earning assets which was 3.44% for the second quarter of 2021, a decrease of 50 basis points from 3.94% for the second quarter of 2020. The decrease in the average yield is primarily related to the decrease in the prime rate that occurred in the first quarter of 2020, which lowered the rate on adjustable rate loans in the portfolio as well as any new or renewing fixed rate loans that were originated since that time.

Interest expense was $0.4 million for the second quarter of 2021, a decrease of $0.3 million, or 45.0%, compared to $0.7 million for the second quarter of 2020. Interest expense decreased despite the $127.7 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.19% for the second quarter of 2021, a decrease of 21 basis points from 0.40% for the second quarter of 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the federal funds rate in the first quarter of 2020. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2021 was 3.27%, a decrease of 30 basis points, compared to 3.57% for the second quarter of 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the decrease in the prime rate that occurred in the first quarter of 2020.

A summary of the Company’s net interest margin for the three and six month periods ended June 30, 2021 and 2020 is as follows:

	For the three month period ended
	June 30, 2021			June 30, 2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$197,739	502	1.02%	$96,241	436	1.82%
Loans held for sale	4,821	38	3.14	8,736	67	3.07
Single family loans, net	155,205	1,418	3.66	129,584	1,306	4.05
Commercial loans, net	442,794	5,571	5.05	455,330	5,293	4.68
Consumer loans, net	47,235	530	4.50	64,864	761	4.72
Other	95,750	35	0.15	49,435	20	0.16
Total interest-earning assets	943,544	8,094	3.44	804,190	7,883	3.94

Interest-bearing liabilities:
Checking accounts	161,288	48	0.12	112,605	30	0.11
Savings accounts	113,717	18	0.06	88,528	16	0.07
Money market accounts	240,852	141	0.24	204,939	201	0.39
Certificate accounts	95,306	203	0.86	119,722	498	1.67
Total interest-bearing liabilities	611,163			525,794
Non-interest checking	251,196			209,194
Other non-interest bearing deposits	2,425			2,142
Total interest-bearing liabilities and non-interest bearing deposits	$864,784	410	0.19	$737,130	745	0.40
Net interest income		$7,684			$7,138
Net interest rate spread			3.25%			3.54%
Net interest margin			3.27%			3.57%

	For the six month period ended
	June 30, 2021			June 30, 2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$181,220	1,000	1.11%	$99,755	937	1.89%
Loans held for sale	4,953	75	3.04	5,745	91	3.18
Single family loans, net	150,114	2,747	3.69	128,409	2,581	4.04
Commercial loans, net	440,351	10,943	5.01	432,556	10,390	4.83
Consumer loans, net	49,722	1,152	4.67	66,641	1,605	4.84
Other	94,495	66	0.14	40,844	123	0.61
Total interest-earning assets	920,855	15,983	3.50	773,950	15,727	4.09

Interest-bearing liabilities:
Checking accounts	157,802	92	0.12	107,949	61	0.11
Savings accounts	109,778	34	0.06	84,839	32	0.07
Money market accounts	232,255	270	0.23	197,718	494	0.50
Certificate accounts	97,541	467	0.97	121,746	1,050	1.73
Total interest-bearing liabilities	597,376			512,252
Non-interest checking	243,874			191,590
Other non-interest bearing deposits	2,485			2,468
Total interest-bearing liabilities and non-interest bearing deposits	$843,735	863	0.21	$706,310	1,637	0.47
Net interest income		$15,120			$14,090
Net interest rate spread			3.29%			3.62%
Net interest margin			3.31%			3.66%

Provision for Loan Losses

The provision for loan losses was ($0.9) million for the second quarter of 2021, a decrease of $1.2 million compared to $0.3 million for the second quarter of 2020. The provision for loan losses decreased between the periods primarily because of the increase in the recoveries received in the current period when compared to the same period of 2020 and also because of improvements in the economic environment because of the lessened impact of the COVID-19 pandemic during the current period. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. At June 30, 2021, the Bank had $33.5 million of loans that had been granted loan accommodations in accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The accommodations granted included $29.2 million of loans that are required to make interest only payments for periods up to December 31, 2021 and $4.3 million of loans that had their loan amortization period increased. Of these loans, $5.7 million were classified but still accruing at June 30, 2021 and all of these loans were current with their agreed upon payments. The commercial credit area continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. This information is used to analyze the performance of these loans and to anticipate any potential issues that these loans may develop so that risk ratings may be appropriately adjusted in a timely manner. It is anticipated that most of the remaining borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the initial accommodation period. Other borrowers, particularly in the hospitality and restaurant industries, may need additional accommodations when their initial accommodation period ends as their operations may need more time to recover from the impact of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves decreased during the quarter as a result of a decrease in the required qualitative reserves due to an improvement in business activity because of the lessened impact of COVID-19 pandemic resulting from increased vaccination rates and the removal of pandemic-focused restrictions during the period. Despite the progress made in the vaccination of the general public during the period, it was determined that economic risks related to the pandemic continued to exist and more time was needed to prudently evaluate the impact that these risks would have on our loan portfolio before more qualitative reserves would be released from the allowance for loan losses. Total non-performing assets were $1.8 million at June 30, 2021, a decrease of $1.4 million, or 45.1%, from $3.2 million at March 31, 2021. Non-performing loans decreased $0.7 million and foreclosed and repossessed assets decreased $0.7 million during the second quarter of 2021.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2021 and 2020 is summarized as follows:

(Dollars in thousands)	2021	2020
Balance at March 31,	$10,132	9,036
Provision	(891)	318
Charge offs:
Consumer	(11)	(34)
Commercial real estate	0	(730)
Recoveries	685	59
Balance at June 30,	$9,915	8,649

Allocated to:
General allowance	$9,652	8,495
Specific allowance	263	154
	$9,915	8,649

The $0.7 million of recoveries relates primarily to a commercial loan in the transportation industry.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2021	2021	2020
Non‑performing loans:
Single family	$557	$497	$502
Commercial real estate	519	1,408	1,484
Consumer	669	612	689
Commercial	8	8	9
Total	1,753	2,525	2,684

Foreclosed and repossessed assets:
Commercial real estate	0	636	636
Consumer	0	30	0
	0	666	636
Total non‑performing assets	$1,753	$3,191	$3,320
Total as a percentage of total assets	0.18%	0.33%	0.37%
Total as a percentage of total loans receivable, net	0.28%	0.39%	0.42%
Allowance for loan loss to non-performing loans	565.75%	401.37%	398.72%

Delinquency data:
Delinquencies (1)
30+ days	$1,255	$1,147	$995
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.19%	0.17%	0.15%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $4.7 million for the second quarter of 2021, an increase of $1.1 million, or 31.9%, from $3.6 million for the second quarter of 2020. Other non-interest income increased $1.6 million due primarily to a $1.5 million gain that was realized on the sale of real estate owned. Fees and service charges increased $0.1 million between the periods due primarily to an increase in debit card income. Loan servicing fees increased $0.1 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. These increases in non-interest income were partially offset by a $0.7 million decrease in the gain on sales of loans primarily because of a decrease in single family loan originations and sales between the periods.

Non-interest expense was $7.0 million for the second quarter of 2021, an increase of $0.3 million, or 4.9%, from $6.7 million for the second quarter of 2020. Compensation and benefits expense increased $0.3 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. Other non-interest expense increased $0.2 million due primarily to a decrease in the direct loan printing and supply costs that were deferred as a result of the decreased mortgage loan production and also because of an increase in charitable contributions between the periods. Data processing expense increased slightly between the periods due to an increase in debit card processing costs because of increased activity. These increases in non-interest expense were partially offset by a $0.2 million decrease in professional services expense between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Occupancy and equipment expense decreased slightly due to a decrease in the purchase of non-capitalized equipment between the periods.

Income tax expense was $1.8 million for the second quarter of 2021, an increase of $0.7 million from $1.1 million for the second quarter of 2020. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Paycheck Protection Program

The Bank actively participated in helping businesses that were negatively impacted by COVID-19 that applied for forgivable loans under the Paycheck Protection Program (PPP) as part of the CARES Act. The CARES Act, which was signed into law on March 27, 2020, allocated $349 billion in funding to help small businesses that were negatively impacted by the COVID-19 pandemic. The Bank had the following activity related to the first round of the PPP program during 2020 and through June 30, 2021:

Dollars in thousands	Number of Loans	Amount	Net Deferred Fees
Originated	413	$53,153	$1,837
Repaid	(130)	(19,484)	-
Net deferred fees recognized	-	-	(1,097)
Balance, December 31, 2020	283	33,669	740
Repaid	(243)	(21,419)	-
Net deferred fees recognized	-	-	(597)
Balance, March 31, 2021	40	12,250	143
Repaid	(35)	(11,334)	-
Net deferred fees recognized	-	-	(126)
Balance, June 30, 2021	5	$916	$17

The Consolidated Appropriations Act of 2021, which was signed into law on December 27, 2020, allocated $284 billion to the SBA to fund a second round of the PPP and extended the application period for the program to March 31, 2021. The application period was later extended to May 31, 2021. The Bank actively participated in the second round of the program and began submitting applications for borrowers on January 15, 2021 when the application window opened. The program was adjusted for the second round to allow applications from both first time borrowers and those that obtained loans during the first round of the program. The revised program, among other things, requires that borrowers demonstrate or certify that they experienced a 25% or greater reduction in gross receipts from a quarter in 2020 compared to the same quarter in 2019 and certify that current economic uncertainty makes the loan request necessary to support their ongoing operations. The Bank had the following activity related to the second round of the PPP program through June 30, 2021:

Dollars in thousands	Number of Loans	Amount	Net Deferred Fees
Originated	416	$26,798	$1,476
Net deferred fees recognized	-	-	(29)
Balance, March 31, 2021	416	26,798	1,447
Originated	50	2,167	149
Repaid	(182)	(6,539)	-
Net deferred fees recognized	-	-	(522)
Balance, June 30, 2021	284	$22,426	$1,074

It is anticipated that the majority of the outstanding loans at June 30, 2021 will be forgiven by the SBA. The remaining net deferred fees will be recognized into income over the remaining lives of the loans.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2021 was 1.86%, compared to 1.29% for the second quarter of 2020. Return on average equity (annualized) was 17.18% for the second quarter of 2021, compared to 11.31% for the second quarter of 2020. Book value per common share at June 30, 2021 was $23.24, compared to $20.29 at June 30, 2020.

Six Month Period Results

Net Income

Net income was $7.9 million for the six month period ended June 30, 2021, an increase of $3.8 million, or 94.9%, compared to net income of $4.1 million for the six month period ended June 30, 2020. Diluted earnings per share for the six month period ended June 30, 2021 was $1.74, an increase of $0.86 per share compared to diluted earnings per share of $0.88 for the same period in 2020. The increase in net income between the periods was primarily because of a $2.3 million decrease in the provision for loan losses. The provision for loan losses decreased primarily because of the reduction of required qualitative reserves due to improvements in the economic environment because of the lessened impact of the COVID-19 pandemic and also because of an increase in the recoveries received on previously charged off loans between the periods. Other non-interest income increased $1.7 million primarily because of the gain that was realized on the sale of real estate owned. Net interest income increased $1.0 million primarily because of the increase in the yield enhancements that were realized on PPP loans that were repaid during the period. These increases in net income were partially offset by a $1.6 million increase in income tax expense as a result of the increase in pre-tax income between the periods.

Net Interest Income

Net interest income was $15.1 million for the first six months of 2021, an increase of $1.0 million, or 7.3%, compared to $14.1 million for the same period of 2020. Interest income was $16.0 million for the first six months of 2021, an increase of $0.3 million, or 1.6%, from $15.7 million for the first six months of 2020. Interest income increased primarily because of the $1.2 million in yield enhancements recognized on PPP loans that were repaid during the period. Interest income also increased because of the $146.9 million increase in the average interest-earning assets between the periods. These increases in interest income were partially offset by a decrease in the average yield earned on interest-earning assets which was 3.50% for the first six months of 2021, a decrease of 59 basis points from 4.09% for the first six months of 2020. The decrease in the average yield is primarily related to the decrease in the prime rate that occurred in the first quarter of 2020 which lowered the rate on adjustable rate loans in the portfolio as well as any new or renewing fixed rate loans that have been originated since that time.

Interest expense was $0.9 million for the first six months of 2021, a decrease of $0.7 million, or 47.3%, compared to $1.6 million for the same period of 2020. Interest expense decreased despite the $137.4 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.21% for the first six months of 2021, a decrease of 26 basis points from 0.47% for the first six months of 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the average federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2021 was 3.31%, a decrease of 35 basis points, compared to 3.66% for the first six months of 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the decrease in the average prime rate between the periods.

Provision for Loan Losses

The provision for loan losses was ($1.5) million for the first six months of 2021, a decrease of $2.3 million compared to $0.8 million for the first six months of 2020. The provision for loan losses decreased primarily because of the reduction of qualitative reserves due to improvements in the economic environment because of the lessened impact of the COVID-19 pandemic and also because of an increase in the recoveries received on previously charged off loans between the periods. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. At June 30, 2021, the Bank had $33.5 million of loans that had been granted loan accommodations in accordance with Section 4013 of the CARES Act. The accommodations granted included $29.2 million of loans that are required to make interest only payments for periods up to December 31, 2021 and $4.3 million of loans that had their loan amortization period increased. Of these loans, $5.7 million were classified but still accruing at June 30, 2021 and all of these loans were current with their agreed upon payments. The commercial credit area continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. This information is used to analyze the performance of these loans and to anticipate any potential issues that these loans may develop so that risk ratings may be appropriately adjusted in a timely manner. It is anticipated that most of the remaining borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the initial accommodation period. Other borrowers, particularly in the hospitality and restaurant industries, may need additional accommodations when their initial accommodation period ends as their operations may need more time to recover from the impact of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves decreased during the period as a result of a decrease in the required qualitative reserves due to an improvement in the business activity because of the lessened impact of the COVID-19 pandemic, resulting from increased vaccination rates and the removal of pandemic-focused restrictions during the period. Despite the progress made in the vaccination of the general public during the period, it was determined that economic risks related to the pandemic continued to exist and more time was needed to prudently evaluate the impact that these risks would have on our loan portfolio before more qualitative reserves would be released from the allowance for loan losses. Total non-performing assets were $1.8 million at June 30, 2021, a decrease of $1.5 million, or 47.2%, from $3.3 million at December 31, 2020. Non-performing loans decreased $0.9 million and foreclosed and repossessed assets decreased $0.6 million during the first six months of 2021.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2021 and 2020 is summarized as follows:

(Dollars in thousands)	2021	2020
Balance at January 1,	$10,699	8,564
Provision	(1,467)	778
Charge offs:
Consumer	(42)	(45)
Commercial real estate	0	(730)
Recoveries	725	82
Balance at June 30,	$9,915	8,649

The $0.7 million of recoveries relates primarily to a commercial loan in the transportation industry.

Non-Interest Income and Expense

Non-interest income was $8.0 million for the first six months of 2021, an increase of $1.9 million, or 31.9%, from $6.1 million for the first six months of 2020. Other non-interest income increased $1.7 million due primarily to a $1.5 million gain that was realized on the sale of commercial real estate owned. Loan servicing fees increased $0.2 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. Fees and service charges increased $0.1 million between the periods due primarily to an increase in debit card income. These increases in non-interest income were partially offset by a slight decrease in the gain on sales of loans primarily because of a decrease in single family loan originations and sales between the periods.

Non-interest expense was $13.5 million for the first six months of 2021, a decrease of $0.2 million, or 1.4%, from $13.7 million for the first six months of 2020. Professional services expense decreased $0.4 million between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Occupancy and equipment costs decreased slightly between the periods due to a decrease in depreciation and non-capitalized software costs. These decreases were partially offset by a $0.1 million increase in other non-interest expenses due primarily to an increase in FDIC insurance premiums between the periods, a $0.1 million increase in data processing expense between the periods due to an increase in debit card processing costs because of increased activity, and a $0.1 million increase in compensation and benefits expense due to a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods.

Income tax expense was $3.2 million for the first six months of 2021, an increase of $1.6 million from $1.6 million for the first six months of 2020. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2021 was 1.68%, compared to 1.01% for the same six month period in 2020. Return on average equity (annualized) was 15.31% for the six month period ended June 30, 2021, compared to 8.65% for the same six month period in 2020.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “believe,” “continue,” “could,” “may,” “project,” “will,” and “would,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality and net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, deposit balances, and the allowance for loan losses; anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic, including the forgiveness of PPP loans; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; the payment of dividends or repurchases of stock by HMN; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank (FRB) in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the FRB; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2021	2020
	(unaudited)
Assets
Cash and cash equivalents	$100,406	86,269
Securities available for sale:
Mortgage-backed and related securities (amortized cost $165,202 and $99,821)	165,886	101,464
Other marketable securities (amortized cost $45,690 and $46,491)	45,648	46,626
	211,534	148,090

Loans held for sale	7,380	6,186
Loans receivable, net	637,219	642,630
Accrued interest receivable	2,135	3,102
Mortgage servicing rights, net	3,160	3,043
Premises and equipment, net	9,871	10,133
Goodwill	802	802
Core deposit intangible	23	57
Prepaid expenses and other assets	6,154	7,241
Deferred tax asset, net	2,342	2,027
Total assets	$981,026	909,580

Liabilities and Stockholders’ Equity
Deposits	$862,282	795,204
Accrued interest payable	106	140
Customer escrows	2,382	1,998
Accrued expenses and other liabilities	8,298	8,986
Total liabilities	873,068	806,328
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): Authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,484	40,480
Retained earnings, subject to certain restrictions	125,795	117,849
Accumulated other comprehensive income	462	1,282
Unearned employee stock ownership plan shares	(1,353)	(1,450)
Treasury stock, at cost 4,484,087 and 4,359,552 shares	(57,521)	(55,000)
Total stockholders’ equity	107,958	103,252
Total liabilities and stockholders’ equity	$981,026	909,580

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest income:
Loans receivable	$7,557	7,427	14,917	14,667
Securities available for sale:
Mortgage-backed and related	440	265	831	554
Other marketable	62	171	169	383
Other	35	20	66	123
Total interest income	8,094	7,883	15,983	15,727

Interest expense:
Deposits	410	745	863	1,637
Total interest expense	410	745	863	1,637
Net interest income	7,684	7,138	15,120	14,090
Provision for loan losses	(891)	318	(1,467)	778
Net interest income after provision for loan losses	8,575	6,820	16,587	13,312

Non-interest income:
Fees and service charges	783	669	1,522	1,383
Loan servicing fees	384	297	779	629
Gain on sales of loans	1,665	2,364	3,438	3,498
Other	1,910	264	2,258	555
Total non-interest income	4,742	3,594	7,997	6,065

Non-interest expense:
Compensation and benefits	4,096	3,799	7,917	7,846
Occupancy and equipment	1,104	1,111	2,211	2,234
Data processing	368	321	715	629
Professional services	283	447	486	934
Other	1,129	975	2,130	2,011
Total non-interest expense	6,980	6,653	13,459	13,654
Income before income tax expense	6,337	3,761	11,125	5,723
Income tax expense	1,809	1,070	3,179	1,647
Net income	4,528	2,691	7,946	4,076
Other comprehensive income (loss), net of tax	421	224	(820)	1,499
Comprehensive income available to common stockholders	$4,949	2,915	7,126	5,575
Basic earnings per share	$1.01	0.58	1.76	0.88
Diluted earnings per share	$1.00	0.58	1.74	0.88

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
I. OPERATING DATA:
Interest income	$8,094	7,883	15,983	15,727
Interest expense	410	745	863	1,637
Net interest income	7,684	7,138	15,120	14,090

II. AVERAGE BALANCES:
Assets (1)	977,622	840,026	955,320	808,795
Loans receivable, net	645,234	649,778	640,187	627,606
Securities available for sale (1)	197,739	96,241	181,220	99,755
Interest-earning assets (1)	943,544	804,190	920,855	773,950
Interest-bearing liabilities and non-interest bearing deposits	864,784	737,130	843,735	706,310
Equity (1)	105,693	95,728	104,661	94,805

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.86%	1.29%	1.68%	1.01%
Interest rate spread information:
Average during period	3.25	3.54	3.29	3.62
End of period	3.56	3.42	3.56	3.42
Net interest margin	3.27	3.57	3.31	3.66
Ratio of operating expense to average total assets (annualized)	2.86	3.19	2.84	3.39
Return on average equity (annualized)	17.18	11.31	15.31	8.65
Efficiency	56.17	61.99	58.22	67.74
	June 30,	December 31,	June 30,
	2021	2020	2020
IV. EMPLOYEE DATA:
Number of full time equivalent employees	171	172	174

V. ASSET QUALITY:
Total non-performing assets	$1,753	3,320	3,154
Non-performing assets to total assets	0.18%	0.37%	0.37%
Non-performing loans to total loans receivable, net	0.28%	0.42%	0.37%
Allowance for loan losses	$9,915	10,699	8,649
Allowance for loan losses to total assets	1.01%	1.18%	1.00%
Allowance for loan losses to total loans receivable, net	1.56	1.66	1.29
Allowance for loan losses to non-performing loans	565.75	398.72	349.92

VI. BOOK VALUE PER SHARE:
Book value per share common share	$23.24	21.65	20.29

	Six Months Ended June 30, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2020
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.00%	11.35%	11.37%
Average stockholders’ equity to average assets (1)	10.96	11.43	11.72
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits(1)	109.14	109.66	109.58
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	14.28	13.62	13.56
Tier 1 capital leverage ratio	10.01	9.85	10.50
Tier 1 capital ratio	14.28	13.62	13.56
Risk-based capital	15.53	14.87	14.81

1.	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.